Exhibit 99.1

ST. BERNARD SOFTWARE REPORTS ITS FIRST QUARTER 2009
FINANCIAL RESULTS

SAN DIEGO, CA, May 5, 2009 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Web security appliances, today announced unaudited financial results for its quarter ended March 31, 2009.

First Quarter 2009 Highlights:

•	Subscription revenues increased 12%.

•	Appliance revenues increased 26%.

•	Total revenues increased 14%.

•	Gross profit increased 14%.

•	Sales and marketing expenses decreased 9%.

•	Significantly increased research and development investment by 38% to aggressively pursue our product roadmap.
•
Executed on the cost reduction and right-sizing strategy to align the company’s cost structure with the new company strategy and operating plan resulting in a 34% reduction of operating loss compared to the first quarter of 2008.

“Q1 2009 was focused on investing in research and development activities as well as our continued focus on cost control and revenue growth”, said Lou Ryan, CEO of St. Bernard Software. “Q1 is seasonally our weakest quarter, but we are pleased with our operating performance and feel our  commitment to our product roadmap will provide on-going growth and differentiation within this competitive industry.”

Financial Results

Revenue for the quarter ended March 31, 2009 was $4.4 million, an increase of $540,000 or 14% compared to the comparable period in 2008. The increase was due primarily to the increase of $385,000 in subscription revenues and an increase of $153,000 in appliance revenues. The following will detail our Q1 2009 revenue results compared to our Q1 2008 results.

Subscription revenues were $3.7 million for Q1 2009, which was up from subscription revenues of $3.3 million in Q1 2008 resulting in a 12% growth quarter over prior year quarter. We anticipate subscription revenues to grow through new customer acquisition and growth within our existing customer base.

Appliance revenues were $754,000 for Q1 2009, up from $601,000 in Q1 2008 resulting in a 26% increase quarter over prior year quarter. Appliance revenues fluctuate significantly from quarter to quarter based on new sales growth as well as up-sale of new appliances to our existing customer base.  We anticipate continued growth in appliance revenues from new and up-sale activities during 2009.

Total gross margin was $3.3 million for Q1 2009, compared to $2.9 million in Q1 2008 resulting in a 14% growth quarter over prior year quarter. It is important to note that our gross margin can fluctuate significantly depending on the number of appliance sales that occur during the period as this product has a lower gross margin compared to our subscription services.

Sales and marketing expenses were $1.7 million in Q1 2009, which is down from $1.8 million in Q1 2008 resulting in a 9% decrease quarter over prior year quarter. The decrease was primarily a result of reduced payroll along with a reduction in our discretionary budget. We are realizing increased leverage from our sales and marketing initiatives.

Research and development expenses were $1.0 million in Q1 2009, which is up from $753,000 in Q1 2008 resulting in a 38% increase quarter over prior year quarter.  Management believes that a significant investment in research and development is required to remain competitive and we expect to continue to invest in research and development activities in pursuit of our product roadmap.

General and administrative expenses were $1.2 million in Q1 of 2008 and 2009.  Although the expenses remained unchanged, we achieved approximately $300,000 in general and administrative expense reductions offset by an increase of approximately $300,000 in stock based compensation.  We anticipate our general and administrative expenses for the remainder of 2009 to remain steady compared to the Q1 2009 results.

In Q1 2009, stock-based compensation expense was $357,000, compared to $58,000 in Q1 2008, resulting in a 516% increase quarter over prior year quarter due to the expired / forfeited stock options for key employees during Q1 2008 and the re-pricing of the stock option grants to all of our outstanding employees and directors to $0.25 per share in February 2009.

Operating expenses were $3.9 million in Q1 2009, which is up from $3.8 million in Q1 2008 resulting in a 3% increase quarter over prior year quarter.  The increase is a result of our significant investment in research and development which is required to stay competitive.  We anticipate future quarter’s operating expenses to be closely in line with our Q1 2009 results.  In addition, loss from operations was $552,000 in Q1 2009, down from $840,000 in Q1 2008 resulting in a 34% improvement quarter over prior year quarter.

Loss per share for Q1 2009 was $0.04 compared to a loss per share of $0.03 reported in the same period in 2008. The increase in the basic and diluted loss per share was primarily attributable to a decrease in gain on sale of assets and other income.

St. Bernard achieved positive cash flow positive in Q3 and Q4 of 2008.  Due to the seasonal nature of our business and to investments in research and development during Q1 of 2009, net cash used in operating activities was $663,000 in Q1 2009.  This is significantly down from the net cash used in operating activities of $1.4 million in Q1 2008.   The Company will continue to invest in research and development activities and expects to return to positive cash flow in Q3 of 2009.

Business Outlook

Mr. Ryan added, “We are optimistic about 2009.  Our management team has a solid hold on our business operations and we know that we are well positioned to grow our business during this challenging economic environment.  We are committed to a focused technology roadmap and are confident that we will be able to offer complimentary products and services that our customers demand.”

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Originally founded in 1995 as a market-leader in data security with its flagship product, Open File Manager(TM), the company is now recognized for delivering today's #1 Web filtering and security appliance, iPrism®. With millions of end users worldwide in more than 5,000 enterprises, educational institutions, SMB, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers.

Based in San Diego, California, St. Bernard (OTC BB:SBSW.OB - News) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2009 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Safe Harbor Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. Announcements of contract awards should not be interpreted as reflecting revenue in any particular period and may relate to revenue recorded in prior periods. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Louis E. Ryan
     St. Bernard Software
     Chief Executive Officer / Chief Financial Officer
     (858) 524-2038
     Lryan@stbernard.com

St. Bernard Software, Inc.

Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$930,000	$2,051,000
Accounts receivable - net of allowance for doubtful accounts of
$50,000 and $52,000 at March 31, 2009 and December 31, 2008,
respectively	2,599,000	3,170,000
Inventories - net	437,000	364,000
Prepaid expenses and other current assets	607,000	381,000
Total current assets	4,573,000	5,966,000

Fixed Assets - Net	787,000	828,000

Other Assets	439,000	281,000

Goodwill	7,568,000	7,568,000
Total Assets	$13,367,000	$14,643,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,100,000	$2,462,000
Accounts payable	1,537,000	1,270,000
Accrued compensation expenses	951,000	1,361,000
Accrued expenses and other current liabilities	603,000	518,000
Warranty liability	179,000	195,000
Current portion of capitalized lease obligations	124,000	147,000
Deferred revenue	10,178,000	10,469,000
Total current liabilities	15,672,000	16,422,000

Deferred Rent	89,000	118,000

Capitalized Lease Obligations, Less Current Portion	3,000	22,000

Deferred Revenue	6,982,000	7,152,000
Total liabilities	22,746,000	23,714,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
14,838,940 and 14,783,090 shares issued and outstanding at
March 31, 2009 and December 31, 2008, respectively	148,000	148,000
Additional paid-in capital	40,633,000	40,308,000
Accumulated deficit	(50,160,000)	(49,527,000)
Total stockholders’ deficit	(9,379,000)	(9,071,000)
Total Liabilities and Stockholders’ Deficit	$13,367,000	$14,643,000

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Operations

	Three months ended March 31,
	2009	2008

Revenues
Subscription	$3,689,000	$3,304,000
Appliance	754,000	601,000
License	6,000	4,000
Total Revenues	4,449,000	3,909,000

Cost of Revenues
Subscription	574,000	556,000
Appliance	536,000	425,000
License	2,000	1,000
Total Cost of Revenues	1,112,000	982,000

Gross Profit	3,337,000	2,927,000

Operating Expenses
Sales and marketing	1,660,000	1,816,000
Research and development	1,035,000	753,000
General and administrative	1,194,000	1,198,000
Total Operating Expenses	3,889,000	3,767,000

Loss from Operations	(552,000)	(840,000)

Other Income
Interest expense - net	92,000	143,000
Gain on sale of assets	-	(320,000)
Other income	(16,000)	(264,000)
Total Other Income	76,000	(441,000)
Loss Before Income Taxes	(628,000)	(399,000)

Income tax expense	(5,000)	-
Net Loss	$(633,000)	$(399,000)
Loss Per Common Share - Basic and Diluted	$(0.04)	$(0.03)
Weighted Average Shares Outstanding	14,837,699	14,771,825

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Cash Flows

	Three months ended March 31,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(633,000)	$(399,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	104,000	164,000
Allowance for doubtful accounts	(2,000)	(22,000)
Gain on sale of assets	-	(320,000)
Gain on change in fair value of warrant derivative liability	(16,000)	-
Stock-based compensation expense	357,000	58,000
Noncash interest expense	38,000	61,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	573,000	717,000
Inventories	(73,000)	(113,000)
Prepaid expenses and other assets	(421,000)	(172,000)
Accounts payable	267,000	(921,000)
Accrued expenses and other current liabilities	(361,000)	(148,000)
Deferred rent	(19,000)	115,000
Warranty liability	(16,000)	12,000
Deferred revenue	(461,000)	(389,000)
Net cash used in operating activities	(663,000)	(1,357,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(63,000)	-
Proceeds from the sale of assets	-	320,000
Net cash provided (used) by investing activities	(63,000)	320,000

Cash Flows From Financing Activities
Proceeds from the sales of stock under the employee stock purchase plan	9,000	6,000
Principal payments on capitalized lease obligations	(42,000)	(37,000)
Net increase (decrease) in short-term borrowings	(362,000)	605,000
Net cash provided (used) by financing activities	(395,000)	574,000
Net Decrease in Cash and Cash Equivalents	(1,121,000)	(463,000)
Cash and Cash Equivalents at Beginning of Period	2,051,000	1,297,000
Cash and Cash Equivalents at End of Period	$930,000	$834,000